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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
DRS Technologies, Inc.:

        We consent to the use of our report dated May 13, 2003, except as to Note 16 which is as of November 4, 2003, with respect to the consolidated balance sheets of DRS Technologies, Inc. and subsidiaries as of March 31, 2003 and 2002, and the related consolidated statements of earnings, stockholders' equity and comprehensive earnings, cash flows, and the related consolidated financial statement schedule, for each of the years in the three-year period ended March 31, 2003, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

        Our report refers to DRS Technologies, Inc.'s adoption of the provisions of Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations," for all business combinations consummated after June 30, 2001 and the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," effective April 1, 2001.

/s/ KPMG LLP
Short Hills, New Jersey
January 30, 2004

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Independent Auditors' Consent